Exhibit 10.2

Separation and Release Agreement
June 27, 2023

Dear Greg:

As you know, you have offered your resignation to end your employment with BRC, Inc, Authentic Brands LLC (“Authentic”) and Black Rifle Coffee Company LLC (“BRCC” and together with Authentic, collectively referred to as the “Company”), and the Company has accepted such resignation. Your employment will end on the earlier of August 13, 2023 or the date the Company files its Form 10-Q relating to the second calendar quarter of 2023, and the related earnings call (the “Separation Date”). You will receive pay for time worked up to and through the Separation Date (together, the “Ordinary Pay”).

This letter agreement (this “Agreement”) memorializes your discussions with representatives of the Company regarding your agreed terms of separation, as well as addressing requirements and obligations under the Executive Severance and Restrictive Covenants Agreement, executed between you and the Company on December 29, 2022 (the “Severance Agreement”). After the Separation Date, you will not represent as being an employee, officer, agent, or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is your employment termination date for all purposes, meaning that you are not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Separation Date except as noted herein.

For the avoidance of doubt, the cessation of your employment shall be treated as a resignation pursuant to the Severance Agreement, and you therefore not entitled to the Severance Benefits thereunder (as defined therein).

However, we recognize that by agreeing to an extended notice period with us you are placing at risk the offer for continuing employment of which we have been informed you are accepting (the “New Role”). If between the date hereof and the Separation Date, your offer for New Role is terminated by your new employer, other than due to your gross negligence, willful misconduct, or at your request, your cessation of employment at the Company shall be treated as a termination without cause pursuant to the Severance Agreement, and you will be entitled to the Cash Severance and Benefit Continuation, subject to the terms of the Severance Agreement (the “New Role Termination Severance”).

You acknowledge the offer of the New Role Termination Severance, as well as the payments and other promises in paragraphs 1-6 below, are benefits and promises that are good, sufficient and valuable consideration for the promises, releases, and waivers contained in this Agreement. You agree that you are not otherwise entitled to this consideration and that this consideration is accepted as the full and final resolution of all matters related to employment, or termination of such employment, with the Company.

By signing this Agreement, you and the Company agree to the following:

1.Benefits Continuation. SOLELY IN THE EVENT OF THE NEW ROLE TERMINATION SEVERANCE, for up to twelve (12) months and at the Company’s sole expense, and as set forth in greater detail in the Severance Agreement, the Company will provide you with coverage under its employee medical, prescription drug, dental, and vision care health plans, consistent with your current elections; provided, however, that to receive this coverage, you must timely elect COBRA continuation coverage and must timely complete all required COBRA election paperwork. This benefit shall continue for up to 12 months but shall cease, as outlined in the Severance Agreement, if you obtain benefits or have the opportunity to obtain similar benefits from a new employer before the conclusion of the 12 months. As required in the Severance Agreement, you are required to notify Company at least one week before you start any future employment and all pertinent details to such new employment.

You are entitled to certain indemnification benefits pursuant to the Company’s articles of incorporation and bylaws, as well as that certain Indemnification Agreement among yourself and the Company dated February 9, 2022 (the “Indemnification Obligations”). In the event of a legal action reasonably requiring representation on your behalf which is to be paid for pursuant to the Indemnification Obligations, should you agree to joint counsel with the

Company, you may request a single additional counsel as your personal counsel at reasonable cost to the Company, and such request shall not be unreasonably withheld by the Company.

2.Severance Payment. SOLELY IN THE EVENT OF THE NEW ROLE TERMINATION SEVERANCE, BRCC agrees to make the Cash Severance (as defined in the Severance Agreement) in an amount equal to 12 months of your base annual salary which is currently $350,000.00. Please note this payment will be made in 12 (twelve) equal, monthly amounts, less all applicable wage and other withholdings, commencing the first month after your Separation Date, subject to the terms of the Severance Agreement, and after this Agreement becomes fully effective (including the expiration of any revocation period). If you breach any obligation you have, of any kind, under either this Agreement or the Severance Agreement, you agree and acknowledge that Company will be immediately relieved of any further payments under this Agreement or the Severance Agreement and you will be required to return all but $5,000.00 of the consideration paid to you.

3.Equity Vesting. Reference is made to that certain Restricted Units Agreement among yourself and Authentic Brands LLC, dated August 11, 2021 (the “RSU Agreement”). Pursuant to the RSU Agreement, you received 10,000 Restricted Units (as defined therein and as thereafter converted in customary “unitization” in connection with the deSPAC transaction), 100% of which accelerated in and became vested with the deSPAC, converting into 1,460,103 Common Units, inclusive of the Class C conversion, and a corresponding number of Class B shares (the “Accelerated Units”), certain of which have been sold by you in the interim.

The Company agrees to waive its repurchase rights with respect to the remaining Accelerated Units, other than in connection with a violation of this Agreement or the Severance Agreement.

The Company agrees to vest that certain RSU award pursuant to the RSU Award and Grant Notice dated April 21, 2023, solely relating to that certain tranche of 41,584 RSUs vesting upon a one- year cliff (the “Cliff RSU”).

You acknowledge and agree that other than as specified herein, you have no further rights to any unvested equity or other interest in BRC Inc., Authentic Brands LLC, nor any affiliate thereof, including without limitation that certain Stock Option and Grant Notice Agreement and RSU and Grant Notice Agreement, each dated April 21, 2023 (other than the “Cliff RSU”), as no subject equity has vested under such agreements.

4.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement (which incorporates and includes all compensation and benefits owed to you under the Severance Agreement), you are not entitled to receive, and will not receive, and hereby waive, any additional compensation, severance, payments, reimbursements, or other benefits of any kind whatsoever after the Separation Date, including without limitation any severance benefits described in your offer letter with the Company (the “Offer Letter”). The terms and conditions in this Agreement override any prior representations or promises, written or oral.

5.Return of Company Property. Within ten (10) days after the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, computers, credit cards, entry cards, identification badges, keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you have electronic information stored on any personal device or personal cloud storage (including, for example, a personal laptop, email account, thumb drive, external hard drive, or personal cloud storage), you agree to copy and return to the Company all such electronic information within ten (10) days after the Separation Date, then – after ensuring that the Company has received such information – you shall delete all copies of such information and shall not attempt to retrieve the deleted copies. If you have questions about how to transfer the electronically stored information back to the Company, you agree to contact Martin Manning.

6.Expense Reimbursement. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.Release of Claims. Except as to rights and obligations arising out of this Agreement and claims related to its interpretation and enforcement, and as required and contemplated by the Severance Agreement, you hereby release and discharge (“Release”) the Company and any parent, subsidiary, affiliated, and related entities including joint venture partners and their past, present or future managers, directors, administrators, officers, employees, agents, insurance companies, attorneys, representatives, predecessors, successors and assigns, and each of them (collectively, the Company and the other released parties are referred to as “Released Parties”) from any and all claims, liability, obligations, grievances, demands, allegations, damages, promises, losses, expenses, fees, back pay, loss of earnings, debts, mental anguish, loss of consortium, pain, embarrassment, humiliation, emotional distress, exemplary and/or punitive damages, attorneys’ fees or costs and other legal responsibilities which arise from anything occurring before you sign this Agreement (collectively, “Claims”), including but not limited to claims arising out of or related to your employment by the Company, the termination of that employment, and any waivable rights you may have arising from such employment.

The scope of this Release includes known and unknown Claims, and includes all Claims up to the date you have signed this Agreement, including any Claim based on contract, tort or statute, and under any federal, state or local discrimination, retaliation or other employment-related laws, and any claim under the Utah Employment Relations and Collective Bargaining Act, Utah Right to Work Act, Utah Drug and Alcohol Testing Act, Utah Minimum Wage Act, Utah Protection of Activities in Private Vehicles Act, Utah Employment Selection Procedures Act, Utah Occupational Safety and Health Act, Texas Labor Code including the Texas Payday Act, the Texas Anti- Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, all other Utah and Texas statutes, all local statutes or ordinances, the Lily Ledbetter Fair Pay Act of 2009, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Immigration and Reform Control Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, and the Sarbanes-Oxley Act of 2002, all as may have been amended from time to time, and all Claims under any other federal, state, or local laws or regulations relating to employment, terms or conditions of employment, any and all claims for wrongful discharge of employment, termination in violation of public policy, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion, any claims related to your separation from employment or benefits associated with employment or separation from employment, and any and all claims related to the Severance Agreement and Offer Letter. This release covers Claims that may be asserted on your behalf by others. Excluded from this Release are Claims which cannot be waived or released as a matter of law or any vested benefits earned during the period of your active employment, if any, under all the Company qualified retirement plans, as determined under the official terms of those plans. This Release does not preclude you from filing a charge of discrimination with a state or federal agency, or from providing truthful information in connection with any investigation they may conduct, but it does preclude you from receiving any further payments or compensation as a result of such proceedings or any related proceedings.

The Company confirms it has no known or anticipated Claims against you, as of the date hereof.

8.Release Extends to Known and Unknown Claims, Suspected and Unsuspected Claims. You acknowledge and agree that you will not be able to make any Claim for any damage, loss or injury which may exist as of the date of this Agreement, but which you may not know or realize to exist, regardless of whether that lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

9.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement to revoke the Agreement; and (d) this Agreement shall not be effective until the seven day revocation period has expired.

10.Representation of No Claim or Action; Agreement Not to Sue. You will not voluntarily assist in any manner whatsoever any person, party, or litigant, in any claim, potential claim or action, against the Company. You also agree that you will not encourage any person to pursue any claim, potential claim or action, against the Company. Nothing in this section prohibits you from complying with a lawfully issued subpoena or court order. As a condition of receiving the consideration provided hereunder, you agree not to bring any civil or arbitral claims against any of the Released Parties regarding any Claim that has been released in this Agreement. With your signature below, you confirm that you have not initiated any Claim, charge, or legal or regulatory allegation against any of the Released Parties and that you have not transferred or assigned any such right to any other person or entity.

11.No Cooperation. Subject to the Protected Activity below, you agree not to act in any manner that might damage the business of the Company. You agree not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena, other court order, or other legally compelled obligation to do so. Nothing in this Agreement is intended to affect your obligation to provide truthful testimony in any court or agency action, that may be required of you.

12.Protected Activity. Nothing in this Agreement is intended to or will be used in any way to limit your communications with any government agency, as provided for, protected under, or warranted by applicable law, including, but not limited to, filing a charge, raising concerns about illegal conduct, or participating in an investigation before any government agency, the Equal Employment Opportunity Commission, any state or local agency, or the National Labor Relations Board. By signing this Agreement, however, you agree to waive the right to receive future monetary recovery from the Company, including any potential payments that result from any complaints or charges that you or any other employee files with any governmental agency or that are filed on your behalf.

13.Confidentiality. Section 4 of the Severance Agreement is incorporated herein by reference and continues in full force and effect to the extent permitted by applicable law. This Section does not affect your obligation to report all taxable income to all appropriate taxing authorities.

14.Intellectual Property. Section 5 of the Severance Agreement is incorporated herein by reference and continues in full force and effect to the extent permitted by applicable law.

15.Non-Disparagement. Section 6 of the Severance Agreement is incorporated herein by reference and continues in full force and effect to the extent permitted by applicable law and as revised herein. This provision is subject to the Protected Activity section above, and you agree not to disparage, defame, or slander the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, or otherwise take any action which could reasonably be expected to adversely or negatively affect the personal or professional reputation of the Company or the entities and individuals noted herein.

The Company agrees that, subject to communications reasonably required by law or in connection with a bona fide legal action, it and its directors and officers will not disparage you or otherwise take any action which could reasonably be expected to adversely or negatively affect your personal or professional reputation.

16.Non-Competition. Section 6 of the Severance Agreement is incorporated herein by reference and continues in full force and effect to the extent permitted by applicable law.

17.Non-Solicitation. Section 6 of the Severance Agreement is incorporated herein by reference and continues in full force and effect to the extent permitted by applicable law.

18.Employment Inquiries. You agree to direct any inquiries concerning your employment or request for references to the Company’s CHRO, Martin Manning. Upon inquiry, Company will only provide dates of employment and the job titles held by Employee.

19.No Admission. The consideration set forth in this Agreement is not and shall not be viewed as an admission of any obligation or liability by the Company or any of the Released Parties.

20.No Waiver. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

21.Entire Agreement, Severability, Interpretation and Representation by Counsel. This Agreement, together with the Severance Agreement, constitutes the entire agreement between you and the Company (including the Released Parties) with respect to the matters set forth in this Agreement, and it may not be amended or modified except in writing signed by all the parties to this Agreement. It is intended that all post-employment obligations of yours under the Severance Agreement are to remain in full force and effect as permitted by applicable law. This Agreement and the Severance Agreement are to be read together and in harmony; to the extent there is any actual conflict between the terms of each, the terms of this Agreement shall take precedence. If any portion of this Agreement is held to be unenforceable or invalid, the parties agree that such provisions shall be modified to the extent possible such that it becomes enforceable; or, if that is not accomplished, then such provision shall be severed from this Agreement and all other remaining provisions shall remain in full force and effect. The parties have had the opportunity to have their legal counsel review and seek to revise this Agreement, and this Agreement therefore shall not be interpreted against any party as the drafter.

22.Time to Consider / Advised To Consult Counsel. You have twenty-one (21) calendar days to consider the terms and conditions of this Agreement before executing it. Even if this Agreement were modified in any way before you sign, such modifications do not restart or affect the running of this 21-day period unless such revisions are a material difference from the original version. You are advised to consult with an attorney of your choice before executing this Agreement. If you do so, it will be at your sole expense. This offer will expire automatically if not signed and delivered to Martin Manning, by mail or email, by the end of this 21-day period.

23.Time to Revoke / Effective Date. You may revoke this Agreement during the seven-day period beginning immediately after you sign this Agreement. To be effective, such revocation must be made in writing and delivered to Martin Manning in a manner such that it is received before the end of the seven-day period. The “Effective Date” of this Agreement will be t.he day after the seven-day revocation period has expired. This Agreement will be neither effective nor enforceable before the Effective Date. If timely revoked, all portions of this Agreement will be void.

24.Attorneys’ Fees. Should an action be brought to enforce the terms of this agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in prosecuting the action.

25.Acknowledgements. By signing below, you acknowledge and agree that: (a) the consideration provided in this Agreement is being provided solely in exchange for the promises in this Agreement and that, without this Agreement, you would not otherwise be entitled to this consideration; (b) No other promises or agreements have been made to or with you, by any person or entity, to induce you to sign this Agreement; and (c) you have carefully read this Agreement, you understand the content and effect of this Agreement, you have signed it knowingly and voluntarily, and you intend to be bound by it.

26.Counterparts. This Agreement may be executed in counterparts, all of which together will constitute one document. Electronic or emailed PDF copies will be effective and enforceable.

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Very truly yours,

_/s/_Evan Hafer
Evan Hafer, Chief Executive Officer

I have read, understand, and agree to all of the terms of this Agreement. This is a binding contract, and I intend to be bound by these terms.

_/s/ Greg Iverson _6/27/2023
Name: Greg Iverson DATE